FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG SALES AND PROFIT GROWTH IN SECOND QUARTER
SPARKS, Md., June 29, 2017 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the second quarter ended May 31, 2017 and provided its latest financial outlook for fiscal year 2017.

•	Sales rose 5% in the second quarter from the year-ago period. In constant currency, the company grew sales 7%, with increases in both the consumer and industrial segments.

•
Operating income was $133 million in the second quarter compared to $125 million in the year-ago period. Adjusted operating income was $137 million, a 7% increase from $129 million in the second quarter of 2016, and a 9% increase in constant currency.

•	Earnings per share was $0.79 in the second quarter compared to $0.73 in the year-ago period driven by higher operating income. Adjusted earnings per share rose 9% to $0.82 from $0.75.

•
For the 2017 fiscal year, the company updated its financial outlook to reflect a lower impact from unfavorable foreign currency on net sales and a higher impact from special charges. Excluding these impacts, the company reaffirmed its expected constant currency growth rate for sales, adjusted operating income and adjusted earnings per share.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “Our strong second quarter financial results reflect the effectiveness of our sales and profit growth strategies driven by the engagement of our employees around the world. Both our consumer and industrial segments contributed to our constant currency sales growth of 7%. Our consumer segment delivered base and new product sales growth from the year ago period, with solid performance in the Americas and strong momentum in China, partially offset by the impact of challenging environments in Europe, Middle East and Africa (EMEA). Our industrial business delivered excellent sales growth driven by new products, expanded distribution, and customer intimacy. In addition to our strong base business and new product growth, the acquisitions of

Giotti and Gourmet Garden contributed to higher sales as valuable additions to our global portfolio of flavors. Through the second quarter, we have grown sales 6% in constant currency within our 2017 constant currency sales growth objective of 5 to 7%.
"McCormick is a global leader in flavor - a growing and advantaged business platform. We are continuing to capitalize on the global and growing consumer interest in healthy, flavorful eating, the source and quality of ingredients, and sustainable and socially responsible practices. We are aligned with the increased demand for great taste and healthy eating and are confident in our plans to drive growth through new products across both of our segments, through our strong brand marketing programs and with our opportunities to expand distribution. We are balancing our resources and efforts to drive sales with our work to lower costs, and are on-track to achieve at least $100 million of cost savings in 2017 led by our Comprehensive Continuous Improvement (CCI) program. We have embarked on our McCormick Global Enablement (MGE) initiative and will be changing our global processes, capabilities and operating model over the next three years to build a scalable platform for future growth.
“I want to recognize McCormick employees around the world for their efforts and engagement. With our vision to bring the joy of flavor to life and our steadfast focus on growth, performance, and people, we are well-positioned to deliver strong financial results in 2017 and build value for our shareholders."
Second Quarter 2017 Results
McCormick reported a 5% sales increase in the second quarter from the year-ago period, including a 2% unfavorable impact from currency. Consumer segment sales grew by 2%, including a 2% unfavorable impact from currency. The consumer segment sales increase was primarily driven by solid U.S. base business and new product growth in the Americas, strong momentum in China, and the incremental impact of Gourmet Garden, acquired in April 2016. These sales increases for the consumer segment were offset in part by the impact of a challenging retail environment in the U.K. Industrial segment sales grew by 9%, including a 3% unfavorable impact from currency. Industrial sales growth was driven by increased sales across all three of our regions, including the incremental impact of the acquisition of Giotti, acquired in December 2016. Across both segments, acquisitions contributed 3% to the sales growth in the second quarter of 2017. In constant currency, the company grew sales 7%.

Operating income was $133 million in the second quarter compared to $125 million in the year-ago period. This increase was due to higher sales, a shift in the portfolio to more value added products and CCI-led cost savings, offset in part by the unfavorable impact of currency and an increase in special charges. The company recorded $5 million of special charges in the second quarter of 2017 related to organization and streamlining actions versus $4 million in 2016. Excluding special charges, adjusted operating income was $137 million compared to $129 million of adjusted operating income in the year-ago period. In constant currency, the company grew adjusted operating income 9%.
Earnings per share was $0.79 in the second quarter of 2017 compared to $0.73 in the year-ago period. Special charges lowered earnings per share by $0.03 and $0.02 in 2017 and 2016, respectively. The increase in earnings per share was driven primarily by higher operating income. Excluding the impact of special charges, adjusted earnings per share was $0.82 in the second quarter of 2017 compared to $0.75 in the year-ago period.
The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the second quarter of 2017 was $177 million compared to $213 million through the second quarter of 2016, with the decrease mainly due to the timing of income tax payments and incentive compensation payments related to 2016's financial performance.
2017 Financial Outlook
For the 2017 fiscal year, McCormick updated its financial outlook to reflect a lower impact from unfavorable foreign currency exchange rates on net sales and a higher impact of special charges. Excluding this impact, the company reaffirmed its expected constant currency growth rates for sales, adjusted operating income and adjusted earnings per share.
In 2017, McCormick expects to grow sales 4% to 6% compared to 2016. Excluding the impact of unfavorable currency rates, the projected growth remains 5% to 7%. The company expects to drive sales growth with new products, brand marketing, expanded distribution and the incremental sales impact of acquisitions completed in fiscal year 2016 and from Giotti, acquired in December 2016. Sales growth is also expected to be driven by pricing actions that are intended to offset an anticipated mid-single digit increase in material costs. The company has plans to achieve at least $100 million of cost savings and intends to use these savings to improve margins, fund a mid to high-single digit increase in brand marketing, and as a further offset to increased material costs.
Operating income in 2017 is expected to grow 8% to 10% from $641 million of operating income in 2016. The company's three year MGE initiative will generate savings of approximately $30 million to $40 million annually once fully implemented. While the company is still finalizing the details of its operating model, the expected cost to implement MGE will be approximately $55 million to $65 million of special charges over the course of the three year initiative. The impact of MGE is the primary driver for the increased 2017 special charge projection to approximately $20 million from $11 million. Excluding the impact of special charges in 2017 and 2016, the company expects to grow adjusted operating income 8% to 10% from adjusted operating income of $657 million in 2016. Excluding the estimated impact of unfavorable currency rates, the expected year to year increase in adjusted operating income remains 9% to 11%.
McCormick projects 2017 earnings per share to be in the range of $3.94 to $4.02 compared to $3.69 of earnings per share in 2016. Excluding an estimated $0.11 impact of special charges in 2017, the company reaffirms projected adjusted earnings per share of $4.05 to $4.13. This is an increase of 7% to 9% from adjusted earnings per share of $3.78 in 2016. This range of growth includes an estimated unfavorable impact of 2 percentage points from unfavorable currency rates. For fiscal year 2017, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and share repurchases, absent any acquisitions.

Business Segment Results
Consumer Segment

(in millions)	Three months ended		Six months ended
	5/31/2017	5/31/2016	5/31/2017	5/31/2016
Net sales	$656.4	$641.8	$1,295.0	$1,275.6
Operating income	88.3	82.9	183.7	175.9
Operating income, excluding special charges	91.3	86.4	189.2	180.7
The company grew consumer segment sales 2% when compared to the second quarter of 2016. In constant currency, sales rose 4%.

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Consumer sales in the Americas rose 5%, with minimal impact from currency. In the U.S., the company increased sales driven by new products, expanded distribution, and strength in McCormick Grill Mates and the Gourmet spices and seasonings product line. Incremental sales from the acquisition of Gourmet Garden contributed 2 percentage points to sales growth.

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Consumer sales in EMEA decreased 9%. In constant currency, sales decreased 5% from the year-ago period mainly due to weak sales in the U.K. where the competitive retail environment has been challenging.

•
Second quarter consumer sales in the Asia/Pacific region rose 10% and in constant currency, sales rose 15%. Sales of Gourmet Garden added 4 percentage points of the increase in this region. The company achieved strong sales growth in China as well as in India.

Consumer segment operating income, excluding special charges, rose 6% to $91 million compared to $86 million in the year-ago period. In constant currency, adjusted operating income rose 7%. The favorable impact of higher sales and CCI-led cost savings, more than offset the unfavorable impact of increases in material costs.
Industrial Segment

(in millions)	Three months ended		Six months ended
	5/31/2017	5/31/2016	5/31/2017	5/31/2016
Net sales	$457.9	$421.5	$863.0	$817.9
Operating income	44.3	42.1	83.1	78.2
Operating income, excluding special charges	46.0	42.5	85.9	78.9
Industrial segment sales increased 9% from the second quarter of 2016. In constant currency sales rose 12% with increases in each of the company's three regions.

•	Industrial sales in the Americas grew 6% from the year-ago period. In constant currency, the increase was 8%. This was led by double-digit increases in sales of both savory flavor products and snack seasonings as well as strong branded foodservice growth, offset in part by weaker demand from quick service restaurants.

•
In EMEA, industrial sales grew 22% in the second quarter. In constant currency, sales rose 33%, with sales from Giotti contributing 23% to this growth. Sales to both quick service restaurants and packaged food companies increased during the period. Industrial sales in this region were unfavorably impacted by the discontinuation of a lower margin business.

•	Industrial sales in the Asia/Pacific region were comparable to the year ago period and rose 3% in constant currency as a result of higher volume and product mix.
Industrial segment operating income, excluding special charges, rose 8% to $46 million from $43 million in the year-ago period. In constant currency, adjusted operating income rose 13%. The favorable impact of higher sales, product mix and CCI-led cost savings, more than offset the unfavorable impact of increases in material costs and an increase in brand marketing.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Global Industrial Segment and McCormick International; President Global Consumer Segment and North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important. The exclusion of special charges provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Six Months Ended
	5/31/2017	5/31/2016	5/31/2017	5/31/2016
Operating income	$132.6	$125.0	$266.8	$254.1
Impact of special charges	4.7	3.9	8.3	5.5
Adjusted operating income	$137.3	$128.9	$275.1	$259.6
% increase versus prior period	6.5%		6.0%

Net income	$100.0	$93.8	$193.5	$187.2
Impact of special charges above (1)	3.4	2.7	5.9	4.0
Adjusted net income	$103.4	$96.5	$199.4	$191.2
% increase versus prior period	7.2%		4.3%

Earnings per share - diluted	$0.79	$0.73	$1.53	$1.46
Impact of special charges above	0.03	0.02	0.04	0.03
Adjusted earnings per share - diluted	$0.82	$0.75	$1.57	$1.49
% increase versus prior period	9.3%		5.4%
(1) Special charges of $4.7 million and $8.3 million for the three and six months ended May 31, 2017 and $3.9 million and $5.5 million for the three and six months ended May 31, 2016 are net of taxes of $1.3 million, $2.4 million, $1.2 million and $1.5 million, respectively.
Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).

Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended May 31, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	4.8%	(0.30)%	5.1%
EMEA	(9.20)%	(4.40)%	(4.80)%
Asia/Pacific	10.0%	(4.60)%	14.6%
Total consumer segment	2.3%	(1.80)%	4.1%
Industrial segment
Americas	6.4%	(1.40)%	7.8%
EMEA	22.4%	(10.60)%	33.0%
Asia/Pacific	(0.10)%	(3.00)%	2.9%
Total industrial segment	8.6%	(3.30)%	11.9%
Total net sales	4.8%	(2.40)%	7.2%
Adjusted operating income
Consumer segment	5.7%	(1.30)%	7.0%
Industrial segment	8.2%	(5.20)%	13.4%
Total adjusted operating income	6.5%	(2.60)%	9.1%

	Six Months Ended May 31, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	3.5%	—%	3.5%
EMEA	(8.20)%	(3.50)%	(4.70)%
Asia/Pacific	8.3%	(5.30)%	13.6%
Total consumer segment	1.5%	(1.60)%	3.1%
Industrial segment
Americas	4.3%	(1.40)%	5.7%
EMEA	11.5%	(11.40)%	22.9%
Asia/Pacific	3.1%	(3.10)%	6.2%
Total industrial segment	5.5%	(3.50)%	9.0%
Total net sales	3.1%	(2.40)%	5.5%
Adjusted operating income
Consumer segment	4.7%	(1.10)%	5.8%
Industrial segment	8.9%	(6.40)%	15.3%
Total adjusted operating income	6.0%	(2.70)%	8.7%
To present the percentage change in projected 2017 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2017 and are compared to the 2016 results, translated into U.S. dollars using the same 2017 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2016. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2016 or projected shares outstanding for fiscal year 2017, as appropriate.

Fiscal year 2016 actual results and 2017 projections

(in millions except per share data)	Twelve Months Ended
	2017 Projection	11/30/16
Operating income		$641.0
Impact of special charges		16.0
Adjusted operating income		$657.0

Earnings per share - diluted	$3.94 to $4.02	$3.69
Impact of special charges, including special charges attributable to non-controlling interests	0.11	0.09
Adjusted earnings per share - diluted	$4.05 to $4.13	$3.78

Percentage change in sales	4% to 6%
Impact of foreign currency exchange rates	(1)%
Percentage change in sales on constant currency basis	5% to 7%

Percentage change in adjusted operating income	8% to 10%
Impact of foreign currency exchange rates	(1)%
Percentage change in adjusted operating income on constant currency basis	9% to 11%

Percentage change in adjusted earnings per share	7% to 9%
Impact of foreign currency exchange rates	(2)%
Percentage change in adjusted earnings per share on constant currency basis	9% to 11%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use or other competitive products; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.
For more information, visit www.mccormickcorporation.com
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Six months ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net sales	$1,114.3	$1,063.3	$2,158.0	$2,093.5
Cost of goods sold	669.7	630.5	1,300.4	1,255.7
Gross profit	444.6	432.8	857.6	837.8
Gross profit margin	39.9%	40.7%	39.7%	40.0%
Selling, general and administrative expense	307.3	303.9	582.5	578.2
Special charges	4.7	3.9	8.3	5.5
Operating income	132.6	125.0	266.8	254.1
Interest expense	14.9	13.7	29.4	27.6
Other income, net	1.2	0.7	1.3	1.8
Income from consolidated operations before income taxes	118.9	112.0	238.7	228.3
Income taxes	27.3	25.9	60.6	57.2
Net income from consolidated operations	91.6	86.1	178.1	171.1
Income from unconsolidated operations	8.4	7.7	15.4	16.1
Net income	$100.0	$93.8	$193.5	$187.2

Earnings per share - basic	$0.80	$0.74	$1.55	$1.47

Earnings per share - diluted	$0.79	$0.73	$1.53	$1.46

Average shares outstanding - basic	124.7	126.9	125.0	127.0
Average shares outstanding - diluted	126.4	128.3	126.7	128.3

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2017	May 31, 2016
Assets
Cash and cash equivalents	$130.0	$131.5
Trade accounts receivable, net	429.7	399.6
Inventories	779.8	739.6
Prepaid expenses and other current assets	86.4	81.4
Total current assets	1,425.9	1,352.1
Property, plant and equipment, net	703.8	637.1
Goodwill	1,894.8	1,837.1
Intangible assets, net	489.0	410.2
Investments and other assets	358.6	371.1
Total assets	$4,872.1	$4,607.6

Liabilities
Short-term borrowings and current portion of long-term debt	$906.8	$513.7
Trade accounts payable	453.1	366.2
Other accrued liabilities	441.5	389.6
Total current liabilities	1,801.4	1,269.5
Long-term debt	804.3	1,054.0
Other long-term liabilities	457.0	510.6
Total liabilities	3,062.7	2,834.1
Shareholders’ equity
Common stock	1,103.2	1,074.4
Retained earnings	1,074.2	1,069.8
Accumulated other comprehensive loss	(379.3)	(387.7)
Non-controlling interests	11.3	17.0
Total shareholders’ equity	1,809.4	1,773.5
Total liabilities and shareholders’ equity	$4,872.1	$4,607.6

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2017	May 31, 2016
Operating activities
Net income	$193.5	$187.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58.1	53.0
Stock based compensation	14.4	15.8
Income from unconsolidated operations	(15.4)	(16.1)
Changes in operating assets and liabilities	(85.1)	(43.7)
Dividends from unconsolidated affiliates	11.7	16.5
Net cash flow provided by operating activities	177.2	212.7

Investing activities
Acquisition of businesses (net of cash acquired)	(124.0)	(118.1)
Capital expenditures	(66.2)	(54.8)
Proceeds from sale of property, plant and equipment	0.4	1.5
Net cash flow used in investing activities	(189.8)	(171.4)

Financing activities
Short-term borrowings, net	264.0	373.8
Long-term debt repayments	(3.6)	(201.8)
Proceeds from exercised stock options	24.0	25.4
Taxes withheld and paid on employee stock awards	(5.4)	(3.5)
Purchase of minority interest	(1.2)	—
Common stock acquired by purchase	(135.8)	(100.8)
Dividends paid	(117.4)	(109.3)
Net cash flow provided by (used in) financing activities	24.6	(16.2)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(6.2)
Increase in cash and cash equivalents	11.6	18.9
Cash and cash equivalents at beginning of period	118.4	112.6

Cash and cash equivalents at end of period	$130.0	$131.5